Exhibit 12.1


                               TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                              (amounts in millions)



                                                              Nine Months Ended
                              Year Ended December 31,            September 30,
                       -------------------------------------  -----------------
                       2000    1999   1998   1997   1996       2001    2000

Earnings

 Income (loss) before
 income taxes and
 extraordinary items   $159.6  $98.4  $74.5  $31.0  $(42.2)   $19.9   $147.7

 Adjustments:

  Minority interest
   in losses of
   consolidated
   subsidiaries          --     --     --     --      --       --       --


  Undistributed
   (income) loss
   of less than
   50% owned
   investments           --     --     --     --      --       --       --

  Distributions
   from less than
   50% owned
   investments           --     --     --     --      --       --       --

  Fixed charges         106.2   88.4   52.4   49.0    72.2     72.7     83.3


 Earnings               265.8  186.8  126.9   80.0    30.0     92.6    231.0


Fixed charges,
 including preferred
 accretion

   Interest expense,
    including debt
    discount
    amortization         99.8   82.8   47.2   39.4    45.2     66.1     77.7


 Accretion of
  redeemable
  convertible
  preferred stock        --     --     --      4.8    22.9     --       --

 Amortization/
  write-off of debt
  issuance costs          3.5    2.6    2.1    2.6     2.6      2.7      2.7

 Portion of rental
  expense representative
  of interest factor
  (assumed to be 33%)     2.9    3.0    3.1    2.2     1.5      3.9      2.9

Fixed charges           106.2   88.4   52.4   49.0    72.2     72.7     83.3

Ratio of earnings
 to fixed charges         2.5x   2.1x   2.4x   1.6x     (1)     1.3x     2.8x


Amount of earnings
 deficiency for
 coverage of fixed
 charges               $  --   $ --  $ --   $ --    $ 42.2   $ --     $ --


(1)  Less than 1.0x.